(p)(6)
D.G. Capital Management
Code of Ethics
Policy on Personal Trading and
Related Activities
Amended and Restated
June 23, 2008

TABLE OF CONTENTS

Page #
1 INTRODUCTION	1

2. STATEMENT OF GENERAL PRINCIPLES	1

3. OVERVIEW	2
3.1 Provisions of the Code Applicable to You	2
3.2 A Few Key Terms	4

4. SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES — PROHIBITED OR RESTRICTED ACTIVITIES	6
4.1 Competing with Client Trades	6
4.2 Personal Use of Client Trading Knowledge	7
4.3 Disclosure of Client Trading Knowledge	7
4.4 Transacting in Securities Under Consideration or Pending Execution	7

4.5 Initial Public Offerings and Private Placements	7
4.6 Participation in Investment Clubs and Private Pooled Vehicles	8
4.7 Good Until Canceled and Limit Orders	8
4.8 Investment Personnel Seven-Day Blackout	9
4.9 Research Analyst Three-Day Blackout Before Recommendation	10
4.10 Access Person Seven-Day Blackout After Recommendation	10
4.11 Short Term Trading Profits	10
4.12 Short Sales	11
4.13 Futures and Related Options	11
4.14 Acceptance of Gifts	11
4.15 Public Company Board Service and Other Affiliations	11
4.16 Late Trading, Excessive Trading and/or Marketing Timing	11

5. PRECLEARANCE, DOCUMENT DELIVERY AND REPORTING PROCEDURES	13
5.1 Preclearance	13
5.2 Transaction Reporting Requirements	14
5.3 Initial and Annual Personal Holdings Reporting Requirements	15
5.4 Brokerage Confirmations and Statements	15
5.5 Review of Reports by Review Officer	16

6. EXEMPT SECURITIES AND EXEMPT TRANSACTIONS	16
6.1 Exempt Securities	16
6.2 Exempt Transactions	17

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Page #
6.3 Large Cap/De Minimis Exemption	18
6.4 Other Exemptions Granted by the Review Officer	18

7. SANCTIONS	18

8. RECORDKEEPING REQUIREMENTS	19

9. MISCELLANEOUS	20
9.1 Confidentiality	20
9.2 Notice to Access Persons, Investment Personnel and Research Analysts as to Status; Notice to Review Officer of Engagement of Independent Contractors	20
9.3 Initial and Annual Certification of Compliance	21
9.4 Questions and Educational Materials	21
9.5 Working Together to Prevent Abuse	21

10. STATEMENT AGAINST INSIDER TRADING	22

GLOSSARY OF TERMS	G-1

APPENDIX: FORMS AND REPORTS

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D.G. Capital Management
Code of Ethics
Policy on Personal Trading and
Related Activities
1. INTRODUCTION
     This Code of Ethics (“Code”) of D.G. Capital Management (“D.G. Capital”) governs personal trading in securities and related activities by you and, in some circumstances, your family members and others in a similar relationship to you.
     The policies in this Code reflect D.G. Capital’s desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but those situations involving even the appearance of these.
2. STATEMENT OF GENERAL PRINCIPLES
     It is the policy of D.G. Capital that no D.G. Capital Employee shall engage in any act, practice or course of conduct that would violate this Code or the fiduciary duty owed by D.G. Capital and its personnel to our clients. D.G. Capital expects that each D.G. Capital employees complies with the applicable Federal Securities Laws as well as applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The fundamental position of D.G. Capital is, and has been, that we must at all times place the interests of our clients first. Accordingly, your personal financial transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility. Further, you must not take inappropriate advantage of your position with or on behalf of any our clients.
     Without limiting in any manner the fiduciary duty owed by D.G. Capital Employees to clients, it should be noted that D.G. Capital considers it proper that purchases and sales be made by its personnel in the marketplace of securities owned by our clients, provided that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. D.G. Capital believes this policy not only encourages investment freedom and results in investment experience, but also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of our clients’ portfolios. It is also evidence of our confidence in the investments made for our clients.
     In making personal investment decisions, however, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Further, you should conduct your personal investing in such a manner as to eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to management of a client’s portfolio.
     It is not intended that these policies will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made, by D.G. Capital in a manner considered fair and equitable, but in all cases with the view of placing our clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate you from scrutiny of, and sanctions for, securities transactions which indicate an abuse of your fiduciary duty to any client of D.G. Capital.
     You are encouraged to bring any questions you may have about these policies to the personnel in the Legal and Compliance Department, who will assist you. Boldfaced terms appearing in these policies have special meaning. Please see the Glossary for definitions of these terms. Also, see the “Explanatory Notes” appearing throughout (and made a part of) this Code for clarification of certain provisions.
3. OVERVIEW
     This Code governs personal trading and related activities by D.G. Capital personnel, and in some circumstances by their family members and others in a similar relationship to D.G. Capital Employees.
     3.1 Provisions of the Code Applicable to You
     The Code contains substantive rules you must observe. You must also follow certain procedural requirements designed to enforce and verify compliance with the Code. The Code also provides for sanctions for violations of either substantive or procedural requirements. The Code consists of three types of requirements applicable to you. These three types of Code provisions can be summarized as follows:

          3.1.1 Substantive Restrictions on Personal Trading and Related Activities. (Section 4)
          As a D.G. Capital Employee, your personal securities trading, outside affiliations and receipt of gifts are subject to restrictions, and in some cases, prohibitions. Certain of these activities, such as competing with client trades and making personal use and benefit from client trades, are obviously unethical, and the basis for prohibitions on these activities is self evident. Others, such as purchases of Initial Public Offerings and Private Placements, trading during specified black out periods, short-term trading and public company board service, are restricted because they present actual or perceived conflicts of interest. These restrictions or prohibitions are based on SEC rules or positions, industry “best practices” recommendations, and D.G. Capital policies.
          3.1.2 Preclearance, Document Delivery and Reporting. (Section 5)
          With certain limited exceptions (described in Section 6) you must preclear every personal securities transaction you propose to enter. You must also arrange for the delivery by your broker to the Legal and Compliance Department of duplicate copies of your brokerage confirmation statements and account statements, either in paper form or, through arrangements with certain brokers approved by the Legal and Compliance Department, electronically. Likewise, you must report your personal securities transactions to the Legal and Compliance Department on a quarterly basis either directly, or through arrangements, approved by the Legal and Compliance Department, by which your broker provides the Legal and Compliance Department with electronic duplicate copies of your brokerage confirmation statements and account statements. Finally, you must disclose your personal securities holdings as well as the identity of each broker, dealer or bank at which you have established an account on an annual basis (and, for new employees, upon commencing employment). Certain restrictions apply differently to different types of personnel. You will be notified from time to time of the category (or categories) into which you fall, and where appropriate, of the accounts or specific securities with respect to which you are considered to be in such category.
          3.1.3 Sanctions. (Section 7)
          The sanctions for violating the Code may be severe. They range from warnings and fines to suspension or termination of employment, and, in some cases, to referral to regulatory agencies for civil or criminal proceedings against the individual involved.

     3.2 A Few Key Terms
     As noted above, boldfaced terms have special meaning in this Code. The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. See the Glossary at the end of this Code for definitions of these terms. In order to have a basic understanding of the Code, however, you must have an understanding of the terms “Security” and “Beneficial Ownership” as used in the Code.
          3.2.1 Security.
          This Code generally relates to transactions in and ownership of investment that is a Security. For purposes of the Code, Security is interpreted as defined in Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and Section 202(a)(18) and Rule 204A-1(e)(10) under the Investment Advisers Act of 1940, as amended (“Advisers Act”) or any applicable successor provision. Generally, this means any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices).
     EXCEPT that Security for this purpose does not include:
•	shares of registered open-end investment companies (mutual funds), other than any Investment Company or any ETF.

•	direct obligations of the United States Government (i.e., Treasury securities, as distinct from U.S. Government agencies or instrumentalities)

•	bankers’ acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt instruments, including repurchase agreements

•	shares of money market funds

Explanatory Note:
Shares of closed-end funds, municipal obligations and securities issued by agencies and instrumentalities of the U.S. government (e.g., GNMA obligations) are Securities.

D.G. Capital currently serves as a subadviser to some Quaker Funds, portfolios of the Quaker Investment Trust, an open-end investment company registered under the 1940 Act. Transactions in securities of these funds are not excluded from the definition of Security and are therefore subject to pre-clearance and reporting under Section 5 of this Code
          3.2.2 Beneficial Ownership.
          The Code governs any Security in which you have a direct or indirect “Beneficial Ownership.” This term encompasses not only “ownership” by you in the usual sense, but any interest which gives you an ability to profit or enjoy economic benefits from a Security.
          Beneficial Ownership for purposes of the Code is interpreted as that term is defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204A-1(e)(3) under the Advisers Act or any applicable successor provision. Currently, this means a direct or indirect “pecuniary interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. The term “pecuniary interest” in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Security whether or not the Security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:
•	ownership of a Security by your spouse or minor children;

•	ownership of a Security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

•	your share ownership, partnership interest or similar interest in the portfolio securities held by a corporation, general or limited partnership or similar entity you control;

•	your right to receive dividends or interest from a Security even if that right is separate or separable from the underlying securities;

•	your interest in a Security held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal); and

•	your right to acquire a Security through the exercise or conversion of a “derivative security.”
Explanatory Note:
Note that you are presumed to have Beneficial Ownership in any Security held by family members who share your household. In certain unusual cases this presumption will not apply if the Review Officer determines, based on all of the relevant facts, that the attribution of these family member’s Security transactions to you is inappropriate.

In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other.

The D.G. Capital Funded Pension Plan, and any account of an Access Person, even if also a client account, will be subject to this Code as an account in which an Access Person has Beneficial Ownership.

4.	SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES — PROHIBITED OR RESTRICTED ACTIVITIES
     The following are substantive prohibitions and restrictions on your personal trading and related activities. Please note that different types of prohibitions and restrictions apply to different types of personnel. In general, the prohibitions set forth below relating to trading activities apply to accounts holding Securities in which an Access Person has Beneficial Ownership. However, as noted above in the Statement of General Principles, technical compliance with these provisions will not insulate you from scrutiny of, and sanctions for, Securities transactions that indicate an abuse of your fiduciary duty.

     4.1 Competing with Client Trades.
     No Access Person may, directly or indirectly, purchase or sell a Security in such a way that the Access Person knew, or reasonably should have known, that such a Security transaction competes in the market with any actual or considered Security transaction for any client of D.G. Capital, or otherwise personally acts to injure any D.G. Capital client’s Security transactions.
     4.2 Personal Use of Client Trading Knowledge.
     No Access Person may use the knowledge of Securities purchased or sold by any client of D.G. Capital or Securities being considered for purchase or sale by any client of D.G. Capital to profit personally, directly or indirectly, by the market effect of such transactions.
     4.3 Disclosure of Client Trading Knowledge.
     No Access Person may, directly or indirectly, communicate to any person who is not an Access Person or other approved agent of D.G. Capital (e.g., legal counsel) any non-public information relating to any client of D.G. Capital or any issuer of any Security owned by any client of D.G. Capital including, without limitation, the purchase or sale or considered purchase or sale of a Security on behalf of any client of D.G. Capital, except to the extent necessary to comply with applicable law or to effectuate Securities transactions on behalf of the client of D.G. Capital.
     4.4 Transacting in Securities Under Consideration or Pending Execution.
     Except as set forth in Section 6.3, No Access Person may, directly or indirectly, execute a personal Securities transaction on a day during which: (a) the same Security or an Equivalent Security is being considered for purchase or sale by a client; or (b) the same Security or an Equivalent Security is the subject of a pending “buy” or “sell” order, until that Security ceases being considered for purchase or sale or the buy or sell order is executed or withdrawn.
Explanatory Note:
You may assume that a Security is not being considered for purchase or sale or the subject of a pending buy or sell order if you receive a preclearance to trade the Security, as described in Section 5, unless you have actual knowledge to the contrary.

     4.5 Initial Public Offerings and Private Placements.
     Without obtaining prior written approval from the Review Officer, no Access Person may, directly or indirectly, purchase any Security sold in an Initial Public Offering or pursuant to a Private Placement Transaction.
Explanatory Note:
An Access Person seeking approval to acquire a Security in an Initial Public Offering or Private Placement Transaction must submit a request in the form prescribed by the Review Officer from time to time describing the issuer and the investment.

In considering such a request, the Review Officer will take into account, among other considerations, whether the investment opportunity should be reserved for D.G. Capital clients, whether the opportunity is being offered to you by virtue of your position at D.G. Capital and whether the opportunity is likely to present actual or perceived conflicts of interest with D.G. Capital’s duties to its clients.

It should be understood that approval of these transactions will be given only in special circumstances, and normally will be denied.

If you have been authorized to acquire a Security in a Private Placement Transaction, you must disclose such investment when you are involved in a client’s subsequent consideration of an investment in the issuer, even if that investment involves a different type or class of Security. In such circumstances, the client’s decision to purchase securities of the issuer must be independently reviewed by an Investment Person with no personal interest in the issuer.
     4.6 Participation in Investment Clubs and Private Pooled Vehicles.
     No Access Person shall participate in an investment club or invest in a hedge fund, or similar private organized investment pool (but not on SEC registered open-end mutual fund) without express permission of the Review Officer.
     4.7 Good Until Canceled and Limit Orders.
     No Access Person shall place any “good until canceled” or “limit” order with any broker except that an Access Person may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures.
Explanatory Note:
All orders must expire at the end of the trading day they are precleared and made. “Good until canceled” and “limit” orders that do not expire at the end of that trading day are inconsistent with the preclearance timing aspects of this Code.
     4.8 Investment Personnel Seven-Day Blackout.
     Except as set forth in Section 6.3 below, no Investment Person shall, directly or indirectly, purchase or sell any Security within a period of seven (7) calendar days before and after the date that a client with respect to which he or she is designated by the Review Officer as an Investment Person has purchased or sold such Security.
Explanatory Note:
The “seven days before” element of this restriction is based on the premise that an Investment Person can normally be expected to know, when he or she is effecting a personal trade, whether any client as to which he is designated an Investment Person will be trading in the same Security seven days later. An Investment Person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trade will cause a prior personal trade to be considered in apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

Of course, in particular cases a change of circumstance, a firm or client initiated liquidation, rebalancing or other decision or similar event may occur after an Investment Person’s personal trade which gives rise to an opportunity or necessity for his or her client to trade in that Security which did not exist or was not anticipated by that person at the time of that person’s personal trade. The Review Officer will review any extenuating circumstances that may warrant waiving of any remedial actions in a particular situation involving an apparently inadvertent violation of this restriction.
     4.10 Access Person Seven-Day Blackout After Recommendation.

     During the seven (7) day period after a Recommendation is issued with respect to a Security, no Access Person may purchase or sell that Security.
     4.11 Short Term Trading Profits.
     No Access Person may profit from the purchase and sale, or conversely the sale and purchase, of the same or equivalent Security within 60 calendar days. Any profits generated on such transactions (calculated in a manner determined appropriate under the circumstances by the Review Officer) will be disgorged. Exceptions may be requested (in advance) from the Review Officer. Such exceptions will be granted only in cases in which there are extenuating circumstances and no actual or apparent conflict exists between such transactions and a client’s transactions.
     4.12 Short Sales.
     No Access Person may purchase a put option or sell a call option, sell a Security short or otherwise take a short position in a Security then being managed by D.G. Capital on a discretionary basis in a client account, unless there is a corresponding long position in the underlying Security. Short selling against the box is permitted, as is purchasing a put or selling a call option on a broad based index.
     4.13 Futures and Related Options.
     No Access Person shall use futures or related options on a Security to evade the restrictions of this Code. In other words, no Access Person may use futures or related options transactions with respect to a Security if this Code would prohibit taking the same position directly in the Security.
     4.14 Acceptance of Gifts.
     Without obtaining prior written approval of the Review Officer, no Access Person may accept any gift or other thing of more than de minimis value from any person or entity that does business with D.G. Capital. The Review Officer will, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction.
     4.15 Public Company Board Service and Other Affiliations.
     No Access Person may serve on the board of directors of any publicly traded company, absent prior written approval by the Review Officer. In determining whether to approve such board service, the Review Officer will consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on D.G. Capital’s ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of D.G. Capital’s or the Access Person’s duties to clients. Likewise, absent prior written approval by the Review Officer, no Access Person shall accept any other service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise which may present such actual or perceived conflicts, place impediments on trading or otherwise materially interfere with the effective discharge of D.G. Capital’s or the Access Person’s responsibilities to clients.
     4.16 Late Trading, Excessive Trading and/or Market Timing
     No Access Person may engage in late trading with respect to any investment company registered under the 1940 Act, whether or not D.G. Capital serves as the adviser or subadviser to such investment company. Access Persons are, in addition, discouraged from engaging in excessive and short-term trading practices, such as market timing, with respect to transactions in any investment company.
     Late trading occurs when an Access Person places an order after an investment company’s trading deadline (i.e., after the time of day as of which the investment company calculates its net asset value (NAV) per share) and the order receives that current day’s NAV price. The purpose of late trading is to attempt to take advantage of potential late-breaking market news and price movements. Late trading is a violation of the federal securities laws because it allows an investor who has learned, after the close of the market, information that might impact an investment company’s share price on the following day to place an order for investment company’s shares at the current day’s NAV.
     Any purchase or redemption orders placed by an Access Person after an investment company’s trading deadline must be entered for execution on the following business day. No exceptions may be granted. Notwithstanding the foregoing, there may be legitimate reasons to modify, amend or cancel trades due to operational error by the transfer agent or the broker-dealer in completed trades received in a timely manner provided that the investment company does not incur a loss as a result of the “as of” transaction.
     Although there is no generally applied standard in the marketplace as to what level of trading activity is excessive, D.G. Capital considers trading in investment company shares to be excessive if an Access Person:

(a) sells shares within a short period of time after the shares were purchased;
(b) makes two or more purchases and redemptions within a short period of time; or
(c) enters into a series of transactions that is indicative of a timing pattern or strategy.
     In order to seek to detect market timing, the Review Officer shall monitor selected trades. If the Review Officer determines that an Access Person has engaged in excessive short-term trading that may be harmful to an investment company, D.G. Capital will ask the Access Person to cease such activity and may refuse to process purchase orders (including purchases by exchange) of such Access Person for accounts (1) in which the Access Person has or acquires a direct or indirect Beneficial Ownership interest including shares held by family members.
5. PRECLEARANCE, DOCUMENT DELIVERY AND REPORTING PROCEDURES
     5.1 Preclearance
     With certain limited exceptions, set forth in Section 6 below, every Access Person must preclear (by written, telephonic or electronic means specified by the Review Officer from time to time) all personal Security transactions in which he or she has or would acquire Beneficial Ownership. Any transaction approved pursuant to the preclearance request procedure must be executed by the end of the trading day on which it is approved unless the Review Officer extends the preclearance for an additional trading day. If the Access Person’s trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the “preclearance” will lapse and the Access Person may not trade without again seeking and obtaining preclearance of the intended trade.
     Preclearance requests will be accepted and responded to only during hours specified by the Review Officer from time to time.

     If after preclearance is given and before it has lapsed, an Access Person becomes aware that a Security as to which he or she obtained pre-clearance has become the subject of a buy or sell order or has become a Security being considered for purchase or sale, the Access Person who obtained the preclearance must consider the preclearance revoked. If the transaction has already been executed before the Access Person becomes aware of such facts no violation will be considered to occur as a result of the Access Person’s transactions.
Generally preclearance will be denied:
•	if D.G. Capital has an unfilled order for that Security placed with a broker-dealer, the Security is on the D.G. Capital “Restricted List” or “Concentration List” (or such other trading restriction list as D.G. Capital, may from time to time establish) or the Security is otherwise being considered for purchase or sale,

•	if the trade is otherwise prohibited under the substantive rules set forth in Section 4 above (e.g., the requesting person is an Investment Person and his or her client accounts have traded in the same Security within seven calendar days).
     If an Access Person has actual knowledge that a requested transaction is nevertheless in violation of this Code, approval of the request will not protect the Access Person from being considered in violation of the Code.
     5.2 Transaction Reporting Requirements
          5.2.1 Accounts Subject to Reporting.
          Unless utilizing an alternative reporting procedure described in Section 5.2.3 below, each Access Person must file (by paper or electronic means specified by the Review Officer from time to time) a report on all Security transactions made during each quarterly period in which such Access Person has, or by reason of such transactions acquires or disposes of, any Beneficial Ownership of a Security, or as to which the Access Person has any direct or indirect influence or control (even if such Access Person has no Beneficial Ownership in such Security). (Official D.G. Capital client accounts in which no D.G. Capital Employee has Beneficial Ownership are not control accounts for this purpose.) Control accounts subject to reporting include accounts managed by an Access Person, accounts of trusts for which an Access Person serve as trustee or co-trustee and similar accounts. Such report is required whether or not such transactions were precleared or subject to preclearance.

          5.2.2 Transaction Reporting Procedure.
          Every transaction report must be made not later than thirty (30) calendar days after the end of each calendar quarter in which the transaction(s) to which the report relates was effected. All reports must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204A-1(b)(2)(i) under the Advisers Act or any applicable successor provision. A list of the specific items of information then required will be set forth in a reporting form or other materials provided by the Review Officer from time to time.
          If no transaction in any securities required to be reported was effected during a quarterly period by an Access Person, such Access Person shall nevertheless submit a report within the timeframe specified above stating that no reportable securities transactions were effected.
          In addition, with respect to each account maintained by the Access Person during the period subject to reporting under Section 5.2.1, whether or not a transaction occurred in such an account, the transaction report must contain the brokerage account identification information required from time to time by Rule 17j-1 under the 1940 Act or any applicable successor provision. A list of the specific items of information then required will be set forth in a reporting form or other materials provided by the Review Officer from time to time.
          Every report concerning a securities transaction prohibited under Section 4, with respect to which the Access Person relies upon one of the exemptions from substantive restrictions or preclearance requirements provided in Section 6, shall contain a brief statement of the exemption relied upon and the circumstances of the transactions.
          5.2.3 Alternative Transaction Reporting Procedures
          The Review Officer may from time to time specify one or more personal trading arrangements that permit or require the use of approved alternative reporting procedures. These arrangements may include effecting all transactions through a D.G. Capital trading desk or through approved brokerage firms, or similar arrangements, in each case that would permit the Review Officer to receive directly electronic or other information reports on the Access Person’s trading without the intervention of the Access Person.
     5.3 Initial and Annual Personal Holdings Reporting Requirements
     Within ten (10) days after becoming an Access Person, each Access Person must file with the Review Officer a report (by paper or electronic means specified by the Review Officer from time to time) of such Securities in which such Access Person has Beneficial Ownership or as to which such Access Person has direct or indirect influence or control. In addition, at least annually thereafter, by a date specified by the Review Officer, each Access Person must file with the Review Officer a dated report on a form and in a manner specified by the Review Officer of Securities in which such Access Person has a Beneficial Ownership or over which such Access Person has direct or indirect influence or control. In the case of the initial holdings report, the information must be as of the date the person became an Access Person. In the case of the annual holdings report, the information in the report shall be as of a date within 30 days of filing the report. In each case, this report must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204A-1(b)(1)(i) under the Advisers Act or any applicable successor provision, including the brokerage account identification information. A list of the specific items of information then required will be set forth in a reporting form or other materials provided by the Review Officer from time to time.
     5.4 Brokerage Confirmations and Statements
     Each Access Person must arrange for his or her broker to supply to the Review Officer, on a timely basis, duplicate copies of all confirmations of all Security transactions and copies of periodic statements for all accounts holding Securities in which the Access Person has Beneficial Ownership or as to which such Access Person has direct or indirect influence or control. Access Persons who maintain accounts with institutions that agree to provide such information in an approved electronic format may be eligible for an exemption from some of the transaction reports required by the Code with respect to those accounts. See Section 5.2.3.
     5.5 Review of Reports by Review Officer
     The Review Officer shall establish procedures as the Review Officer may from time to time determine appropriate, for the review of the information required to be compiled under this Code regarding transactions by Access Persons. The Alternate Review Officer shall be responsible for reviewing reports submitted by the Review Officer.
6. EXEMPT SECURITIES AND EXEMPT TRANSACTIONS
     6.1 Exempt Securities
     Transactions in the following types of Securities are exempt from the substantive trading restrictions and the preclearance requirements, but not reporting, requirements of this Code:

•	shares of unit investment trusts as to which entity’s investment portfolio the Access Person has no direct or indirect influence or control, including ETFs but not including open-ended registered investment companies, the shares of which are not considered Securities at all for these purposes. An Investment Company is considered a Security;

•	bonds issued or guaranteed by any sovereign government or its agencies, instrumentalities or authorities or supranational issuers (other than direct U.S. government obligations which are not considered “Securities” at all for these purposes) in each case, as designated by the Review Officer from time to time;

•	Securities of small, private businesses owned or operated by the family of the Access Person; and

•	“index baskets” and options, futures or other derivatives in each case tied to recognized broad market indices.
     6.2 Exempt Transactions.
     The following types of transactions are exempt from the trading restrictions, and the preclearance requirements, but not reporting, requirements of this Code:
•	purchases or sales of Securities for an account over which you have no direct or indirect influence or control;

•	purchases or sales of Securities which occur as a result of operation of law, or any margin call (provided such margin call does not result from your withdrawal of collateral within ten (10) days before the call and you have no involvement in the selection of the specific Securities to be sold);

•	purchases of Securities which are part of an automatic dividend reinvestment plan, automatic payroll deduction program, automatic cash purchase or withdrawal program or other similar automatic transaction program, but only to the extent you have made no voluntary adjustment (up or down) in the rate at which you purchase or sell;

•	purchases of Securities made by exercising rights distributed by an issuer pro rata to all other holders of a class of its Securities or other interests, to the extent such rights were acquired by you from the issuer, and sales of such rights so acquired;

•	tenders of Securities pursuant to tender offers which are expressly conditioned on the tender offeror’s acquisition of all of the Securities of the same class; and

•	transactions in Securities by your spouse (or person in a similar relationship such that the presumption of Beneficial Ownership arises) employed at another investment firm or similar entity, provided that: (a) you have no direct or indirect influence or control over the transaction; (b) the transactions are effected solely through an account separate from your account and (c) the Review Officer has specifically exempted the spousal or similar account from certain trading restrictions and preclearance requirements.
Explanatory Note:
Transactions in such spousal or similar relationship accounts that are exempted from trading restrictions and preclearance requirements will be subject to special scrutiny and may be subject to additional policies or restrictions in the discretion of the Review Officer to ensure that these accounts are not being used to circumvent the policies and purposes of this Code.
     6.3 Large Cap/De Minimis Exemption
     An Access Person who wishes to make a trade in a publicly traded equity Security that would otherwise be denied preclearance solely because the Security is under consideration or pending execution for a client as provided in Section 4.4; or
     an Investment Person who wishes to make a trade in a publicly traded equity Security that would otherwise be denied preclearance solely because either the Security is under consideration or pending execution for a client as provided in Section 4.4 or the Investment Personnel Seven Day Blackout Restriction set forth in section 4.8 above applies;
     will receive preclearance provided that:

• The issuer of the Security in which the employee wishes to transact has a market capitalization exceeding U.S. $5 billion (a “Large Cap Security”), AND
• The aggregate amount of the employee’s transactions in that Large Cap Security on that day does not exceed U.S. $10,000.
     Such transactions will be subject to all other provisions of the Code.
     6.4 Other Exemptions Granted by the Review Officer.
     Subject to applicable law, the Review Officer may from time to time grant exemptions from the trading restrictions, preclearance requirements or other provisions of this Code with respect to particular individuals, types of transactions or Securities, where in the opinion of the Review Officer such an exemption is appropriate in light of all the surrounding circumstances.
7. SANCTIONS
     Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the Review Officer may deem appropriate under the circumstances of the particular violation, as well as the violator’s past history of violations. These sanctions may include, but are not limited to:
•	a letter of caution or warning;

•	payment of monies, such as a fine, disgorgement of profits generated or payment of losses avoided, or restitution to an affected client;

•	suspension of personal trading privileges;

•	actions affecting employment status, such as suspension of employment without pay, demotion or termination of employment; and

•	referral to the SEC, other civil authorities or criminal authorities;
     In applying sanctions, the Review Officer will be guided by sanctions guidelines established by senior management, from time to time, setting forth suggested sanctions for specific types of violations, including a schedule of escalating penalties for repeat violations in some areas. Serious violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will result in one or more of the most severe violations regardless of the violator’s history of prior compliance.
     Fines, penalties and disgorged profits will be donated to a charity selected by the relevant employee or as determined by the Review Officer.
8. RECORDKEEPING REQUIREMENTS
     D.G. Capital shall maintain and preserve records relating to this Code and any amendments thereto of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, D.G. Capital is required by law to maintain and preserve at its principal place of business:
•	a copy of this Code (and any amendments thereto or any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

•	a record of any violation of this Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

•	a copy of each report (or information provided in lieu of a report) and acknowledgements of receipt of the Code (and any amendments thereto) submitted under this Code for a period of five years, provided that for the first two years such copy must be preserved;

•	a list of all persons who are, or within the past five years were, required to make, or were responsible for reviewing, reports pursuant to this Code;

•	a copy of each report provided to any Investment Company as required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved; and

•	a written record of any decision, and the reasons supporting any decision, to approve the purchase by an Access Person of any Security in an Initial Public Offering or Private

Placement Transaction for a period of five years following the end of the fiscal year in which the approval is granted.
9. MISCELLANEOUS
     9.1 Confidentiality
     Information obtained from any Access Person hereunder will normally be kept in strict confidence by D.G. Capital, but may under certain circumstances be provided to third parties. For example, reports of Securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in D.G. Capital’s discretion be made available to other civil and criminal authorities. In addition, information regarding violations of this Code may be provided to clients or former clients of D.G. Capital.

9.2	Notice to Access Persons, Investment Personnel as to Status; Notice to Review Officer of Engagement of Independent Contractors
     D.G. Capital shall periodically identify all persons who are considered to be “Access Persons,” “ Investment Personnel” and “Research Analysts” and any accounts or types of accounts or Securities covered as to which a designation of Investment Personnel or Research Analysts may apply, inform such persons of their respective reporting and duties under the Code and provide such persons with copies of this Code.
     Any person engaging an independent contractor shall notify the Review Officer of this engagement and provide to the Review Officer information concerning the independent contractor sufficient to permit the Review Officer to make a determination as to whether such independent contractor shall be designated as an Access Person.
     9.3 Initial and Annual Certification of Compliance
     Each D.G. Capital Employee must, upon becoming an employee and annually thereafter, (by paper or electronic means specified by the Review Officer from time to time) acknowledge that he or she has received, read and understands this Code (including any amendments to the Code), and recognizes that he or she is subject hereto, and certify that he or she will comply with (in the case of a new employee) and has during the past year (in the case of an annual certification) complied with the requirements of this Code and any amendments thereto, except as otherwise disclosed in writing to the Review Officer.

     9.4 Questions and Educational Materials
     You are encouraged to bring to the Legal and Compliance Department any questions you may have about interpreting or complying with this Code, about Security accounts or personal trading activities of you or of your family or household members, about your legal or ethical responsibilities or about similar matters that may involve this Code.
     The Legal and Compliance Department may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.
     9.5 Working Together to Prevent Abuse.
     Adherence to the terms of this Code, including the prevention of insider trading, requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of this Code. If you become aware of any situation that may possibly result in any violation of the Code, you are required to report the situation to the Review Officer immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees. Your suggestions for improving these procedures are always welcome and will be considered in your overall job evaluation.
10. STATEMENT AGAINST INSIDER TRADING
     10.1 Policy Statement Against Insider Trading.
     It is a serious federal offense for any person to purchase or sell securities while in possession of material nonpublic information about the securities or the company that issued them. It is also unlawful to communicate inside information to others who may trade on the basis of that information. The Insider Trading and Security Fraud Enforcement Act of 1988 (“ITSFEA”) gives federal authorities the power to prosecute any individual, employee and/or employer, who uses confidential client information for his or her own benefit or who communicates confidential client information to others. ITSFEA also provides for claims by those who were disadvantaged by the insider trading.
     The term “insider trading” is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:
▪	trading by an insider, while in possession of material nonpublic information;

▪	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

▪	communicating material nonpublic information to others.
     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult with the Review Officer.
     What Is Insider Trading?
     Insider trading consists of purchasing or selling a security while the purchaser or seller is in possession of material nonpublic information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations.
     However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s duties. It is critical that every employee understand that trading on material nonpublic information may result in substantial fines, imprisonment and loss of employment.
     Insider information can relate to transactions involving stock of public companies in portfolios or accounts managed by D.G. Capital. The most obvious example is nonpublic information that someone is about to make a tender offer for the stock of a company held in an account or portfolio. It is clear that the insider trading rules prohibit purchasing that stock with knowledge of the proposed tender offer. Trading on “tips” can violate the prohibitions against insider trading and must be avoided.
     Material information may consist of information about substantial buy and sell decisions for accounts managed by D.G. Capital. For example, if you know that D.G. Capital is directing the sale of a significant block of stock for one or more of its accounts, you have inside information as to that stock and should not sell any until after D.G. Capital’s selling has been concluded.

     What Is Material Information?
     Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information that is usually material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.
     Material information may also relate to the market for the security. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security to be “material”. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
     What Is Nonpublic Information?
     Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
     Penalties for Insider Trading.
     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
▪	civil injunctions;

▪	treble damages;

▪	disgorgement of profits;

▪	jail sentences;

▪	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

▪	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
     In addition, any violation of this policy statement can be expected to result in serious sanctions by D.G. Capital, including dismissal of the persons involved.
     What If You Have a Question?
     Legal advice on these matters can always be arranged through the Review Officer, without charge, and should be requested whenever there is any question as to the propriety of any conduct. As a general rule, when in doubt, ask for help; it is frequently possible to limit or even prevent any damage.
     10.2 Procedures to Implement D.G. Capital’s Policy Against Insider Trading.
     The following procedures have been established to aid D.G. Capital Employees in avoiding insider trading and to aid D.G. Capital in preventing, detecting and imposing sanctions against insider trading. Every D.G. Capital Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with the Review Officer.
     Identifying Inside Information.
     Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:
▪	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

▪	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

     If, after the consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:
▪	Report the matter immediately to the Review Officer.

▪	Do not purchase or sell the securities on behalf of yourself or others, including portfolios managed by D.G. Capital.

▪	Do not communicate the information inside or outside D.G. Capital, other than to the Review Officer.

▪	After the Review Officer has reviewed the issue, you will either be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.
     Restricting Access to Material Nonpublic Information.
     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within D.G. Capital, except as provided in paragraph 10.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.
     Resolving Issues Concerning Insider Trading.
     If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety any action, it must be discussed with the Review Officer before trading or communicating the information to anyone.
     10.3 Supervisory Procedures.
     The role of the Review Officer is critical to the implementation and maintenance of D.G. Capital’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.
     Prevention of Insider Trading.

To prevent insider trading, the Review Officer should:
▪	provide, on a regular basis, as needed, discussions and meetings to familiarize D.G. Capital Employees with this policy and procedures;

▪	answer questions regarding D.G. Capital’s policy and procedures;

▪	resolve issues of whether information received by an D.G. Capital Employee is material and nonpublic;

▪	review on a regular basis and update as necessary D.G. Capital’s policy and procedures;

▪	when it has been determined that a D.G. Capital Employees has material nonpublic information:
•	implement measures to prevent dissemination of such information; and

•	if necessary, restrict D.G. Capital Employees from trading the securities; and
▪	promptly review, and either approve or disapprove, in writing, each request of a D.G. Capital Employees for clearance to trade in specific securities.
     Detection of Insider Trading.
     To detect insider trading, the Review Officer should review the trading activity reports filed by each D.G. Capital Employees required to file such reports to determine whether:
▪	all D.G. Capital Employees who should be filing such reports are actually doing so; that is, whether every employee who may in the course of his or her employment obtain information concerning securities recommendations has been filing reports;

▪	reports are being filed on a timely basis; and

▪	the reports on file indicate any trades on the basis of inside or confidential information; that is, whether there are any suspicious patterns other indications of possible misconduct evidenced in such reports.

     Special Reports.
     Promptly, upon learning of a potential violation of D.G. Capital’s policy and procedures to detect and prevent insider trading, the Review Officer, should prepare a written report providing full details and recommendations for further action.
     Annual Reports
     On an annual basis, on or about August 30, the Review Officer, should prepare a written report setting forth the following:
▪	a summary of existing procedures to detect and prevent insider trading;

▪	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

▪	an evaluation of the current procedures and any recommendations for improvement; and

▪	a description of D.G. Capital’s continuing educational initiatives regarding insider trading since the last report.

GLOSSARY OF TERMS
The boldfaced terms used throughout this policy have the following meanings:
1.	“Access Person” means an officer, director, employee or Advisory Person of D.G. Capital.

2.	“Advisory Person” means

(i) Every D.G. Capital Employee (or of any company in a control relationship to D.G. Capital) who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information regarding, the purchase or sale of a Security by a client, or whose functions relate to the making of or has access to any recommendations about these purchases or sales of Securities by any client; and

(ii) Every natural person in a control relationship to D.G. Capital who obtains information about recommendations made to a client concerning the purchase or sale of a Security and every other D.G. Capital Employee designated as an Access Person by the Review Officer.

3.	“Beneficial Ownership” is defined in Section 3.2.2 of the Code.

4.	“Control” means “control” as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of D.G. Capital, unless such power is solely the result of an official position with D.G. Capital.

5.	“Covered Security”means anything that is considered a “security” under the Investment Advisers Act of 1940[1]. This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:
•	options on securities, on indexes and on currencies;

[1]	Under the Investment Advisers Act of 1940, “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

•	investments in all kinds of limited partnerships and limited liability companies;

•	investments in foreign unit trusts and foreign mutual funds; and

•	investments in private investment funds, hedge funds and investment clubs.
6.	D.G. Capital Employee means any employee (including officers, directors and independent contractors) of D.G. Capital who is subject to D.G. Capital’s supervision and control and, acting for an account in which any of the following persons has direct or indirect beneficial ownership:

(i) the employee, the employee’s spouse or minor children or any member of the employee’s immediate family sharing the same household (an “employee account”), or

(ii) the employee or an immediate family member of the employee (for example, a family trust) if the account receives investment advice of any kind from the employee (a “family account”).

7.	“ETF” means an exchange-traded fund, whether organized as an open-end investment company or a unit investment trust.

8.	Federal Securities Laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Blily Act, the Insider Trading and Securities Fraud Enforcement Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.

9.	“Initial Public Offering” means an “initial public offering” as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means any offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

10.	“Investment Company” means any Investment Company registered as such under the 1940 Act and for which D.G. Capital serves as investment adviser or subadviser.

11.	“Investment Person” means all Portfolio Managers of D.G. Capital and other Advisory Persons who assist the Portfolio Managers in making and implementing investment decisions for an Investment Company or other client of D.G. Capital, including, but not limited to, designated Research Analysts and traders of D.G. Capital. A person is considered an Investment Person only as to those client accounts or types of client accounts as to which he or she is designated by the Review Officer as such. As to other accounts, he or she is simply an Access Person.

12.	“Portfolio Manager” means any individual employed by D.G. Capital who has been designated as a Portfolio Manager by D.G. Capital. A person is considered a Portfolio Manager only as to those client accounts as to which he or she is designated by the Review Officer as such. As to other client accounts, he or she is simply an Access Person.

13.	“Private Placement Transaction” means a “limited offering” as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act.

14.	“Recommendation” means any initial rating or change therein, in the case of an equity Security, or any initial rating or status, or change therein in the case of a fixed income Security in either case issued by a Research Analyst.

15.	“Research Analyst” means any individual employed by D.G. Capital who has been designated as a Research Analyst by D.G. Capital. A person is considered a Research Analyst only as to those Securities which he or she is assigned to cover and about which he or she issues research reports to other Investment Personnel. As to other Securities, he or she is simply an Access Person.

16.	“Review Officer” means the Chief Compliance Officer or such other officer or employee of D.G. Capital designated by Manu Daftary from time to time to receive and review reports of purchases and sales by Access Persons, and to address issues of personal trading. “Alternate Review Officer(s)” means Manu Daftary, or such other officer or employee of D.G. Capital (other than the Review Officer) designated from time to time to receive and review reports of purchases and sales, and to address issues of personal trading, by the Review Officer, and to act for the Review Officer in the absence of the Review Officer.

17.	“Security” is defined in Section 3.2.1 of the Code.

APPENDIX: FORMS AND REPORTS
FOR
CODE OF ETHICS AND POLICY ON PERSONAL TRADING
AND RELATED ACTIVITIES OF D.G. CAPITAL MANAGEMENT
Appendix-1

CONFIDENTIAL TRANSACTION CLEARANCE
REQUEST FORM
     Pursuant to the requirements of Section 5.1 of the Code of Ethics and Policy on Personal Trading and Related Activities (the “Code of Ethics”) of D.G. Capital Management (“D.G. Capital”), I,                                         , being an Access Person of D.G. Capital, hereby request that the following transaction in Covered Securities be approved:

Name of Security:

Number of shares/Principal amount:

Nature of transaction:

(i.e., purchase, sale or other type of acquisition or disposition);

Name of broker/dealer or bank executing transaction:

Yes	No

The security described above represents an investment in an initial public offering.

The security described above represents an investment in a private placement.
By my signature below, I swear and affirm that I have not engaged in any transactions in the above-described securities in violation of the Code of Ethics, that I will invest in the above-described securities only after obtaining clearance to do so from authorized officers, will report all such transactions in accordance with the requirements of the Code of Ethics, and if I receive clearance to engage in the above-described security, I will execute the transaction not later than three (3) days after receiving clearance or will obtain a new clearance prior to executing the transaction.

Signature of Applicant	Printed Name of Applicant
After due consideration, the proposed transaction described above is APPROVED.

After due consideration, the proposed transaction is DENIED.

(Check only if approving a transaction that represents an investment in an initial public offering or in a private placement). We, the undersigned, in the exercise of our obligations under the Code of Ethics, have found that the above-described transaction is not a transaction that should be reserved to clients of D.G. Capital, and we further find that the transaction is not being offered to the Applicant as a result of his/her position with D.G. Capital.

Signature of Review Officer	Date	Signature of Review Officer	Date

Printed Name		Printed Name
Appendix-2

CONFIDENTIAL INITIAL
HOLDINGS REPORT
     Pursuant to the requirements of Section 5.3 of the Code of Ethics and Policy on Personal Trading and Related Activities (the “Code of Ethics”) of D.G. Capital Management, the following lists all holdings in Covered Securities in which I had any direct or indirect beneficial ownership as of                                         . (If no transactions took place write “None”.) Sign and return to the Review Officer not later than the 10th day after you qualify as an Access Person. Use reverse side if additional space is needed.
HOLDINGS IN COVERED SECURITIES

		Symbol	Number of
Transaction	Type and Title of	or	Shares/	Per Unit	Total	Broker executing
Date	Security	CUSIP	Units	Price	Amount	Transaction

The following lists all accounts established by me as of                                          in which I had any direct or indirect beneficial ownership in any Securities. (If no accounts were established, write “None”.) Sign and return to the Review Officer not later than the 10th day after you qualify as an Access Person. Use reverse side if additional space is needed.

Name of Broker, Dealer or Bank	Date Account Established

Name:

Date:	Signature:
Appendix-3

QUARTERLY SECURITIES TRANSACTIONS
CONFIDENTIAL REPORT
     Pursuant to the requirements of Section 5.2.2 of the Code of Ethics and Policy on Personal Trading and Related Activities (the “Code of Ethics”) of D.G. Capital Management, the following lists all transactions in Covered Securities in which I had any direct or indirect beneficial ownership during the last calendar quarter. (If no transactions took place write “None”.) Sign and return to the Review Officer not later than the 30th day following the end of the calendar quarter. Use reverse side if additional space is needed.
PURCHASES/SALES AND OTHER DISPOSITIONS

Purchase
	Type and Title of		(P), Sale, or
	Security (if debt,	Ticker	Other	Number
Transaction	include interest rate	or	Disposition	of Shares/	Per Unit	Total	Broker executing
Date	and maturity)	CUSIP	(Describe)	Units	Price	Amount	Transaction

The following lists all accounts established by me during the last calendar quarter in which I had any direct or indirect beneficial ownership in any Securities. (If no accounts were established, write “None. Sign and return to the Review Officer not later than the 30th day following the end of the calendar quarter. Use reverse side if additional space is needed.

Name of Broker, Dealer or Bank	Date Account Established

Name:

Date:	Signature:
Appendix-4

CONFIDENTIAL ANNUAL
SECURITIES HOLDINGS REPORT
     Pursuant to the requirements of Section 5.3 of the Code of Ethics and Policy on Personal Trading and Related Activities (the “Code of Ethics”) of D.G. Capital Management, the following lists all holdings in Covered Securities in which I had any direct or indirect beneficial ownership as of                                         . (If no transactions took place write “None”.) Sign and return to the Review Officer not later than January 30th, 20___. Use reverse side if additional space is needed.
HOLDINGS IN COVERED SECURITIES

Number
of
Transaction	Type and Title of	Ticker or	Shares/	Per Unit	Total	Broker executing
Date	Security	CUSIP	Units	Price	Amount	Transaction

The following lists all accounts established by me as of                                          in which I had any direct or indirect beneficial ownership in any Securities. (If no accounts were established, write “None”.) Sign and return to the Review Officer not later than January 30th, 20___. Use reverse side if additional space is needed.

Name of Broker, Dealer or Bank	Date Account Established

     I swear and affirm that the foregoing information is true and correct to the best of my information and belief, and that the information included in this report is current as of a date not later than thirty (30) days prior to the filing of this report.
                     If checked, I am an investor in the Woodrow Partners Fund LP.

Name:

Date:	Signature:
Appendix-5

ACKNOWLEDGEMENT OF RECEIPT
OF CODE OF ETHICS
OF
D.G. CAPITAL MANAGEMENT
Required Report for
Code of Ethics and Policy on Personal Trading and Related Activities
I,                                         , certify by my signature below as follows:
1. I have received, read, understand and agree to comply with the Amended and Restated Code of Ethics and Policy on Personal Trading and Related Activities of D.G. Capital Management (“D.G. Capital”), dated [June 23, 2008] (the “Code”); and
2. I acknowledge that I am an “Access Person” of the D.G. Capital, as such term is defined in the Code, that I am required to make periodic reports of my securities transactions and securities holdings; and
3. As an “Access Person”, on the first day following the end of each calendar quarter (January 1st, April 1st, July 1st, October 1st ) I will receive a Quarterly Securities Transaction Report from D.G. Capital. I will complete and return the Report to the Review Officer not later than the thirtieth day following the end of the calendar quarter for which the Report is sent; and
4. I will inform D.G. Capital of any change in my mailing address within ten (10) days of such change.

Date	Signature

Printed Name
Appendix-6

VERIFICATION OF ACCESS PERSONS
D.G. CAPITAL MANAGEMENT
Required Record for
Code of Ethics and Policy on Personal Trading and Related Activities
Listed below are the names and current mailing addresses of all persons, as of January 1, 2008, who are considered to be “Access Persons” of D.G. Capital Management

Name of Access Person	Mailing Address
Manu Daftary	260 Franklin Street, Suite 1600, Boston, MA 02110
Marshall Hurd	260 Franklin Street, Suite 1600, Boston, MA 02110
Garrett Nannene	260 Franklin Street, Suite 1600, Boston, MA 02110
Kimberly Voss	260 Franklin Street, Suite 1600, Boston, MA 02110
Gary Williams	260 Franklin Street, Suite 1600, Boston, MA 02110
Sara Shedden	260 Franklin Street, Suite 1600, Boston, MA 02110
Patrick Walsh	260 Franklin Street, Suite 1600, Boston, MA 02110
Elizabeth Rainey	260 Franklin Street, Suite 1600, Boston, MA 02110
John Sweeney	260 Franklin Street, Suite 1600, Boston, MA 02110
Kevin Walsh	260 Franklin Street, Suite 1600, Boston, MA 02110
Michael Coppens	260 Franklin Street, Suite 1600, Boston, MA 02110
Katrina Kelly	260 Franklin Street, Suite 1600, Boston, MA 02110
Rebecca Bray	260 Franklin Street, Suite 1600, Boston, MA 02110
Christian Galipeau	260 Franklin Street, Suite 1600, Boston, MA 02110
Carolyn Marziali	260 Franklin Street, Suite 1600, Boston, MA 02110
Joseph Guinta	260 Franklin Street, Suite 1600, Boston, MA 02110
Appendix-7